Exhibit 23.1

                        [LETTERHEAD OF CUTLER & CO. LLC]


To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Vesta International Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated May 20, 2013, on the balance sheets of Vesta International Corp. as of March 31, 2013 and 2012 and the related statements of operations, changes in shareholder's equity and cash flows for the year ended March 31, 2013, the period from May 11, 2011 (Inception) to March 31, 2012 and the period from May 11, 2011 (Inception) to March 31, 2013.

We also consent to the references to us under the headings "Experts" in such Registration Statement.


                                                      /s/ Cutler & Co. LLC
Denver, Colorado                                      --------------------------
August 13, 2013                                       Cutler & Co. LLC